EXHIBIT 99

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
11/08/07	Investors: Mary Kay Shaw, 630-623-7559
Media: Heidi Barker, 630-623-3791

McDONALD'S REPORTS STRONG COMPARABLE SALES FOR
THE MONTH OF OCTOBER

•	Global comparable sales up 6.9%

•	U.S. comparable sales increased 5.4%

•	Europe comparable sales up 6.4%

•	Asia/Pacific, Middle East & Africa comparable sales rose 9.4%

OAK BROOK, IL - McDonald's Corporation announced today that global comparable sales rose 6.9% in October. Systemwide sales for McDonald's restaurants worldwide increased 14.2% for the month (8.2% in constant currencies).
    McDonald’s Chief Executive Officer Jim Skinner said, “We are leveraging our menu variety and value with convenient restaurant locations and innovative marketing to deliver a restaurant experience that resonates with customers. The combined strength of these strategic initiatives continues to drive our business forward.”
    In the U.S., comparable sales climbed 5.4% as customers continue to visit McDonald’s for the compelling value, new products, conveniences such as late-night hours and a wide-range of breakfast options. In addition, the ongoing popularity of the Monopoly game promotion contributed to performance for the fifth consecutive year.
     In Europe, comparable sales rose 6.4% for the month, driven primarily by France, the U.K. and Russia. In each market, premium menu innovations along with everyday value offerings are driving results.
    In Asia/Pacific, Middle East and Africa, locally relevant products, extended operating hours and branded affordability menus fueled October’s comparable sales increase of 9.4%. Strong performance in most markets, led by Australia, Japan and China, contributed to these results.

Percent Increase	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended October 31,	2007	2006	Reported	Currency

McDonald’s Restaurants	6.9	5.5	14.2	8.2
Major Segments:
U.S.	5.4	5.6	6.3	6.3
Europe	6.4	5.5	20.7	7.8
APMEA*	9.4	4.7	20.6	12.3

Year-To-Date October 31,

McDonald’s Restaurants	6.9	5.5	11.5	8.1
Major Segments:
U.S.	4.9	5.0	5.7	5.7
Europe	7.3	5.4	17.5	8.3
APMEA*	10.2	5.7	15.9	13.0

                       * Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all McDonald's restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be temporarily closed include road construction, reimaging or remodeling, and natural disasters. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Information in constant currency is calculated by translating current year results at prior year average exchange rates.
•
Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

•
The number of weekdays, weekend days and timing of holidays can impact our reported comparable sales. In October 2007, this calendar shift/trading day adjustment consisted of one more Wednesday and one less Sunday compared with October 2006. The resulting adjustment varied around the world, ranging from approximately -1.7% to 0.0%.

Upcoming Communications

McDonald’s will webcast the investor meeting it plans to host on November 13, 2007. Please access www.investor.mcdonalds.com for more information on presentation times and links to the live webcast. We will also have an archived webcast and podcast available for a limited time.

    McDonald’s tentatively plans to release November sales on December 10, 2007.

     McDonald's is the leading global foodservice retailer with more than 30,000 local restaurants in more than 100 countries. More than 75% of McDonald's restaurants worldwide are owned and operated by independent local men and women. Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
    This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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